EXHIBIT 3.1(b)

                                                        CERTIFICATE OF AMENDMENT
                                                        FILED
                                                        APRIL 23, 1987
                                                        JANE BURGIO
                                                        SECRETARY OF STATE

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 PUBLIC SERVICE
                          ENTERPRISE GROUP INCORPORATED

INCREASING AUTHORIZED COMMON STOCK FROM 150,000,000 SHARES TO 500,000,000 SHARES, AUTHORIZING A NEW CLASS OF 50,000,000 SHARES OF PREFERRED STOCK, REQUIRING 80% SHAREHOLDER APPROVAL OF CERTAIN MERGERS AND OTHER BUSINESS COMBINATIONS UNDER CERTAIN CONDITIONS, CLASSIFYING THE BOARD OF DIRECTORS INTO THREE CLASSES OF DIRECTORS, REQUIRING 80% SHAREHOLDER APPROVAL FOR CERTAIN BY-LAW AMENDMENTS AND LIMITING PERSONAL LIABILITY OF DIRECTORS AND OFFICERS.

                             EFFECTIVE APRIL 23, 1987

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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

      Public Service Enterprise Group Incorporated, a New Jersey corporation, does hereby certify, pursuant to subsection 14A:9-4(3) of the New Jersey Business Corporation Act, as amended, that:

      1. The name of this corporation is "Public Service Enterprise Group Incorporated".

      2. The date of adoption of the amendments set forth in this Certificate of Amendment by the stockholders was April 21, 1987.

      3. The number of shares entitled to vote on the amendments set forth in this Certificate of Amendment was 134,981,136 shares of Common Stock.

      4. (a) Article 3 of the Certificate of Incorporation dated July 25, 1985 of this corporation has been amended, by vote of the stockholders of this corporation, so as to increase the authorized Common Stock from 150,000,000 shares to 500,000,000 shares.

      (b) The number of votes cast by the holders of Common Stock for and against said amendment were as follows:

                        For                        Against
                    94,590,268                    10,575,620

      5. (a) Article 3 of the Certificate of Incorporation dated July 25, 1985 of this corporation has been further amended, by vote of the stockholders of this corporation, to authorize a new class of 50,000,000 shares of Preferred Stock.

      (b) The number of votes cast by the holders of Common Stock for and against said amendment were as follows:

                        For                        Against
                    78,616,663                    18,109,174

      6. (a) Article 8 of the Certificate of Incorporation dated July 25, 1985 of this corporation has been amended, by vote of the stockholders of this corporation, so as to add a provision to limit the personal liability of directors and officers.

      (b) The number of votes cast by the holders of Common Stock for and against said amendment were as follows:

                        For                        Against
                    94,974,819                    8,797,560

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      7. (a) The Certificate of Incorporation dated July 25, 1985 of this corporation has been amended by adding new Articles 9, 10 and 11 to (i) require 80% shareholder approval of certain mergers and other business combinations unless certain fair price voting and procedural requirements are met or the transaction is approved by a majority of disinterested directors, (ii) classify the Board of Directors, (iii) require 80% shareholder approval for certain by-law amendments, and (iv) make related changes; and as a result of said amendments, existing Articles 9 and 10 of the Certificate of Incorporation dated July 25, 1985 of this corporation have been deleted and existing Articles 11 through 14 of said Certificate of Incorporation have been renumbered as Articles 12 through 15.

      (b) The number of votes cast by the holders of Common Stock for and against said amendments were as follows:

                       For                         Against
                    75,011,767                    22,322,471

      8. The amendments of the Certificate of Incorporation dated July 25, 1985 of this corporation, which were adopted by the stockholders of this corporation on April 21, 1987 as aforesaid, are as follows:

      (a) Article 3 was amended to read as follows:

      "3. STOCK:

      SECTION 1. Capital Stock. The corporation shall have the authority to issue 500,000,000 shares of Common Stock, without par value, and 50,000,000 shares of Preferred Stock, without par value.

      SECTION 2. Preferred Stock. The Board of Directors shall have authority to issue the shares of Preferred Stock from time to time on such terms as it may determine, and to divide the Preferred Stock into one or more classes or series and in connection with the creation of any such class or series to fix, by resolution or resolutions providing for the issue thereof, the designation, the number of shares, and the relative rights, preferences and limitations thereof, to the full extent now or hereafter permitted by law."

      (b) Article 8 was amended to read as follows:

      "8. INDEMNIFICATION: LIMITATION OF LIABILITY:

      SECTION 1. Indemnification. The corporation shall indemnify to the full extent from time to time permitted by law any person made, or threatened to be made, a party to any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding and any appeal therein (and any inquiry or investigation which could lead to such action, suit or proceeding) by reason of the fact that he is or was a director, officer or employee of the corporation or serves or served any other enterprise as a director, officer or employee at the request of the corporation. Such right of indemnification shall inure to the benefit of the legal representative of any such person.

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      SECTION 2. Limitation of Liability. To the full extent from time to time permitted by law, directors and officers of the corporation shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. No amendment or repeal of this provision shall adversely affect any right or protection of a director or officer of the corporation existing at the time of such amendment or repeal."

      (c) New Articles 9, 10 and 11 were added, existing Articles 9 and 10 were deleted, and existing Articles 11 through 14 were renumbered as Articles 12 through 15. New Articles 9, 10 and 11 read as follows:

      "9. CERTAIN BUSINESS COMBINATIONS:

      SECTION 1. Vote Required for Certain Business Combinations. In addition to any affirmative vote required by law and except as otherwise expressly provided in Section 2 of this Article 9:

            (a) any merger or consolidation of the corporation or any Subsidiary (hereinafter defined) with (i) any Interested Shareholder (hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (hereinafter defined) of an Interested Shareholder; or

            (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (hereinafter defined) of $25,000,000 or more; or

            (c) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $25,000,000 or more; or

            (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

            (e) any reclassification of securities (including any reverse stock split), recapitalization of the corporation, any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

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      shall require prior approval by the affirmative vote of 80% of the votes which the holders of the then outstanding shares of capital stock of the corporation are entitled to vote in the election of directors (the "Voting Stock"), voting together as a single class (each share of the Voting Stock having a number of votes duly fixed by the Board of Directors pursuant to
      Article 3 of the Certificate of Incorporation or provided by the By-Laws). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. The term "Business Combination" as used in this Article 9 shall mean any transaction which is referred to in any one or more of paragraphs (a) through (e) of this Section 1.

      SECTION 2. Exceptions to 80% Vote. The provisions of Section 1 of this
Article 9 shall not be applicable to any particular Business Combination (and such Business Combination shall require only such affirmative vote which may be required by law or otherwise) if all of the conditions specified in either of the following paragraphs (a) or (b) are met:

            (a) The Business Combination shall have been approved by majority vote of the Disinterested Directors (hereinafter defined).

            (b) All of the following conditions shall have been met:

                  (i) The aggregate amount of the cash and the Fair Market
            Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of:

                        (1) if applicable, the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (x) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

                        (2) the Fair Market Value per share of Common Stock on
                  the Announcement Date or on the date (the "Determination Date") on which the Interested Shareholder became an Interested Shareholder, whichever is higher.

                  (ii) The aggregate amount of the cash and the Fair Market
            Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock other than Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (b)(ii) shall be

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            met with respect to every such class or series whether or not the
            Interested Shareholder has previously acquired any shares thereof):

                        (1) if applicable, the highest per share price
                  (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class or series acquired by it (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

                        (2) if applicable, the highest preferential amount per
                  share to which the holders of shares of such class or series are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; or

                        (3) the Fair Market Value per share of such class or
                  series on the Announcement Date or on the Determination Date, whichever is higher.

                  (iii) The consideration to be received by holders of a
            particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class or series of Voting Stock. If the Interested Shareholder has paid for shares of any class or series of Voting Stock with varying forms of considerations, the form of consideration for such class or series shall be either cash or the form used to acquire the largest number of shares of such class or series previously acquired by it. The price determined in accordance with paragraphs (b)(i) and (b)(ii) of this Section 2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

                  (iv) After such Interested Shareholder has become an
            Interested Shareholder and prior to the consummation of such Business Combination: (1) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any dividends (whether or not cumulative) on any outstanding series of Preferred Stock: (2) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivisions of the Common Stock), except as approved by a majority of the Disinterested Directors, and (y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors; and (3) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

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                  (v) After such Interested Shareholder has become an Interested
            Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance, or any tax credits or other tax advantages, provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                  (vi) A proxy or information statement describing the proposed
            Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations) shall be mailed to shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such act, rules and regulations or subsequent provisions).

      SECTION 3. Certain Definitions. For the purposes of this Article 9:

            (a) "Person" shall mean any individual, firm, corporation or other entity.

            (b) "Interested Shareholder" shall mean any person (other than the corporation or any Subsidiary) who or which:

                  (i) is the beneficial owner, directly or indirectly, of shares having 10% or more of the votes of the then outstanding Voting Stock; or

                  (ii) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of shares having 10% or more of the votes of the then outstanding Voting Stock; or

                  (iii) is an assignee of or has otherwise succeeded to any
            shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

            (c) A person shall be a "beneficial owner" of any Voting Stock:

                  (i) which such person, or any of its Affiliates or Associates
            (as hereinafter defined), beneficially owns, directly or indirectly; or

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                  (ii) which such person, or any of its Affiliates or
            Associates, has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or

                  (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

            For the purposes of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of this paragraph
      (c) of Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options or otherwise.

            (d) "Affiliate" or "Associate" shall have the respective meanings given for such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1987.

            (e) "Subsidiary" shall mean any corporation of which a majority of the voting shares is owned, directly or indirectly, by the corporation.

            (f) "Disinterested Director" shall mean any member of the Board of Directors of the corporation who is not an Affiliate, Associate or representative of the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is not an Affiliate, Associate or representative of the Interested Shareholder and was recommended or elected to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

            (g) "Fair Market Value" shall mean:

                  (i) in the case of stock, the highest closing sale price
            during the 30-day period immediately preceding the date in question on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day

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            period preceding the date in question on the National Asssociation of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question as determined by a majority of the Disinterested Directors in good faith; or

                  (ii) in the case of property other than stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

            (h) In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (b)(i) and (ii) of Section 2 of this
      Article 9 shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

      SECTION 4. Powers of the Board of Directors. The Board of Directors shall have the power and duty, by majority vote of the Disinterested Directors, to determine for the purposes of this Article 9, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $25,000,000 or more. A majority of the Disinterested Directors shall also have the power to interpret all of the other terms and provisions of this Article 9 and to make any other factual determinations in regard to the applicability of this Article 9. Any interpretations or determination made in good faith by majority vote of the Disinterested Directors with regard to application of this Article 9 on the basis of such information as was then available for such purpose shall be conclusive and binding on the corporation and on all of its shareholders, including any Interested Shareholder.

      SECTION 5. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article 9 shall be construed to relieve any Interested Shareholder from any fiduciary obligations imposed by law.

      SECTION 6. Severability. In the event any provision (or part thereof) of this Article 9 should be determined to be invalid, prohibited or unenforceable for any reason, the remaining provisions, and parts thereof, shall remain in full force and effect and enforceable against the corporation and its shareholders, including any Interested Shareholder, to the fullest extent permitted by law.

      SECTION 7. Amendment. Notwithstanding any other provisions of this Certificate of Incorporation, the By-Laws of the corporation or applicable law the affirmative vote of 80% of the votes of the then outstanding Voting Stock voting together as a single class, shall be required (a) to amend, modify or repeal this Article 9, (b) adopt any provision to this Certificate of Incorporation of By-Laws which is inconsistent with this Article 9, or (c) prior to the fixing by the

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Board of Directors of any right or preference of any series of Preferred Stock which is inconsistent with the provisions of this Article 9."

      "10. BOARD OF DIRECTORS:

      SECTION 1. Number, election and terms. Except as otherwise fixed by or pursuant to the provisions of Article 3 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the corporation shall be fixed from time to time by or pursuant to the By-Laws of the corporation. The directors, other than those who may be elected by the holders of any class of series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws of the corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1988, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1989, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1990, with the directors in each class to hold office until their respective successors are elected and qualified. At each annual meeting of the stockholders of the corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their respective successors are elected and qualified.

      SECTION 2. Stockholder nomination of director candidates. Advance notice of shareholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the corporation.

      SECTION 3. Newly created directorships and vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article 3 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of shareholders and until such director's successor, who shall be elected for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred, shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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      SECTION 4. Removal and Suspension, Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office without cause only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The Board of Directors, by the affirmative vote of a majority of the directors in office, may remove a director or directors for cause where, in the judgment of such majority, the continuation of the director or directors in office would be harmful to the corporation and may suspend the director or directors for a reasonable period pending final determination that cause exists for such removal.

      SECTION 5. Amendment, repeal, etc. Notwithstanding anything in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article 10."

      "11. BY-LAW AMENDMENTS:

      The Board of Directors shall have power to make, alter, amend and repeal the By-Laws of the corporation (except so far as the By-Laws of the corporation adopted by the shareholders shall otherwise provide). Any By-Laws made by the Directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the shareholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, Article I, Section 1; Article IX, Section 9; and Article XVI of the By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal this Article 11."

      IN WITNESS WHEREOF, said Public Service Enterprise Group Incorporated has made this Certificate this 23rd day of April, 1987.

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                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                               By E. JAMES FERLAND

                                E. James Ferland

                        Chairman of the Board, President
                           and Chief Executive Officer

Attest:

D.S. POCIUS

Assistant Secretary

(Corporate Seal)

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